Exhibit 10.3

Change of Control Agreement

Intevac, Inc. (hereafter referred to as “Intevac” or the “Company”) employs Timothy Justyn (hereafter referred to as the “Employee”) and desires to provide certain benefits to the Employee in the event of a Division Sale as described herein and the Employee’s employment terminates thereafter under certain conditions. Accordingly, the Company and the Employee agree as follows:

1. Definitions.

1.1. Cause. For purposes of this Division Sale Agreement (hereafter referred to as the “Agreement”), the term “Cause” shall mean the occurrence while the Employee is employed by the Buyer (as defined below) of one or more of the following:

(a)	the indictment or conviction of the Employee for any felony or crime involving moral turpitude or dishonesty;

(b)	the Employee’s participation in any fraud against the Buyer;

(c)	the Employee’s breach of his duties to the Buyer, including, without limitation, persistent unsatisfactory performance of job duties;

(d)	the Employee’s intentional damage to any property of the Buyer;

(e)	willful conduct by the Employee that is demonstrably injurious to the Buyer, monetarily or otherwise;

(f)	breach by the Employee of any agreement with the Buyer, including the Employee’s Proprietary Information and Inventions Agreement (or any similar agreement entered into with Buyer relating to proprietary information or confidentiality); or

(g)	conduct by the Employee that the Buyer reasonably determines demonstrates gross unfitness to serve (other than due to disability).

1.2. Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

1.3. Comparable Terms. For purposes of this Agreement, an offer on “Comparable Terms” means an offer of employment from the Buyer with:

(a) an annual base salary and annual bonus target opportunity that are not materially less than the Employee’s annual base salary or annual bonus target opportunity (expressed as a percentage of the Employee’s base salary), respectively, with Intevac as of immediately prior to the Division Sale Closing Date (as defined below), and

(b) position, duties and responsibilities that are not materially diminished as compared to the Employee’s position, duties, and responsibilities with Intevac as in effect immediately prior to the Division Sale Closing Date; provided, however, that a reduction in position, duties or responsibilities solely by virtue of the Division (as defined below) being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the head of the Division remains the head of the Division’s business following an acquisition where the Division becomes part of another division of the Buyer, but is not made the head of the Buyer’s division) will not be considered a material diminution for purposes of this section.

1.4. Deferred Payments. For purposes of this Agreement, the term “Deferred Payments” means any severance pay or benefits to be paid or provided to the Employee pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

1.5. Division Sale. For purposes of this Agreement, the term “Division Sale” means a transaction in which a buyer (the “Buyer”) purchases or otherwise acquires (i) the Intevac division in which the Employee works (the “Division”), or (ii) substantially all of the assets of the Division, and, in either event, following such purchase or acquisition, Intevac continues as a going concern (Intevac’s continuation primarily for the purpose of winding down or dissolving the Company will not be deemed to be continuation as a going concern for this purpose). The term “Buyer” as used in this Agreement will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

1.6. Division Sale Closing Date. For purposes of this Agreement, the term “Division Sale Closing Date” means the date of the closing of the Division Sale.

1.7. Equity Awards. For purposes of this Agreement, the term “Equity Awards” means the Employee’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards, excluding any such awards issued as payment for Executive Incentive Plan (or similar incentive compensation plan) objective achievement.

1.8. Good Reason. For the purposes of this Agreement, the Employee’s voluntary resignation of his employment with the Buyer will be considered a termination for “Good Reason” if the Employee resigns his employment with the Buyer (i) within the time frame provided under Section 1.9(b), and (ii) following the occurrence without his consent of one or more of the following events:

(a)	a material reduction of the Employee’s then existing (post-Division Sale) annual base salary by more than 10%, unless the then-existing base salaries of similarly situated employees of the Buyer are similarly reduced;

(b)	a material reduction of the Employee’s then existing (post-Division Sale) annual bonus target opportunity, unless the then-existing annual bonus target opportunities of similarly situated employees of the Buyer are similarly reduced;

(c)	a material diminution of the Employee’s duties or responsibilities as compared to the Employee’s duties, and responsibilities with the Buyer as in effect immediately following the Division Sale Closing Date; or

(d)	a material change in the geographic location of the principal place of the Employee’s employment to a location that is more than sixty (60) miles from his principal place of employment with the Buyer as of immediately following the Division Sale Closing Date.

In order for an event to qualify as Good Reason, the Employee must not resign without first providing the Buyer with written notice of the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than fifteen (15) days following the date of such notice, and such grounds must not have been cured during such time. The Employee is also subject to the Certification Notice requirement set forth in Section 3.

1.9. Buyer Involuntary Termination. For purposes of this Agreement, the term “Buyer Involuntary Termination” means:

(a)	the Employee’s employment with Intevac terminates on the Division Sale Closing Date, the Employee commences employment with the Buyer upon or immediately following the Division Sale, and either (x) the Buyer terminates the Employee’s employment with the Buyer without Cause (and not due to the Employee’s death or disability) or (y) the Employee resigns for Good Reason; and

(b)	such termination by the Buyer or resignation by the Employee from Buyer employment occurs following the Division Sale Closing Date but on or before the first to occur of (x) the three (3) month anniversary of the Division Sale Closing Date (or if there is no corresponding date, the last day of the applicable month), or (y) March 1 of the year following the year in which the Division Sale Closing Date occurs (the first to occur, the “Division Sale Termination Deadline”).

1.10. No Offer/Non-Comparable Offer Termination. For purposes of this Agreement, the term “No Offer/Non-Comparable Offer Termination” means that, as of the Division Sale Closing Date, the Employee:

(a)	has not been offered a position with the Buyer with Comparable Terms effective as of (or promptly following) the Division Sale Closing Date (for the avoidance of doubt, this includes a situation in which the Employee has not been offered any position with the Buyer); and

(b)	terminates his employment with Intevac as of the Division Sale Closing Date; and

(c)	has declined all offers of employment extended by the Buyer, if any (and has not indicated to the Buyer an intention to accept any such offer following the Division Sale Closing Date).

1.11. Section 409A. For purposes of this Agreement, the term “Section 409A” means Section 409A of the Code, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

2. Termination in Connection with or Following a Division Sale. The Employee acknowledges that, upon a Division Sale, Intevac will no longer have an employment position for the Employee, and the Employee’s employment with Intevac will terminate. In the event that a Division Sale occurs and the Employee experiences either (i) a No Offer/Non-Comparable Offer Termination, or (ii) a Buyer Involuntary Termination, then, subject to the provisions of Section 3:

(a)	Intevac will provide the Employee with severance payments in an aggregated amount equal to twelve (12) months of the Employee’s base salary with Intevac as in effect immediately prior to the Division Sale Closing Date, paid (less payroll deductions and all required withholdings) in equal installments on Intevac’s normal payroll schedule over a period of twelve (12) months following the Division Sale Closing Date;

(b)	the Company will provide the Employee with an additional monthly payment of $2,000 per month for twelve (12) months, paid (less payroll deductions and all required withholdings) in equal monthly installments over a period of twelve (12) months from the Division Sale Closing Date (which payments are intended to help defray the Employee’s health care costs, although the Employee is under no obligation to use the payments for such purpose);

(c)	if the Employee’s annual bonus payment, if any, for an applicable year has not been paid as of the Division Sale Closing Date, Intevac may choose, in the CEO’s sole discretion, to pay Employee an amount equal to the annual bonus amount for such year, based on actual performance (but not to exceed 100% of Employee’s target bonus amount for that year), that he would have received had he remained an employee of Intevac through the date such bonus payments were made, paid (less payroll deductions and all required withholdings) in a lump sum at the same time that annual bonuses for that year are paid to other executives remaining with Intevac, but in all cases, no later than March 15 of the year following the year to which such annual bonus relates; and

(d)	all Equity Awards held by the Employee shall have their vesting accelerated such that they are fully vested and, if applicable, exercisable; provided, however, that, subject to Section 6.2 and Section 7.3, all restricted stock units that vest as a result of this Section 2 will be paid and settled within 60 days following the accelerated vesting date and in all cases no later than March 15 of the year following the year in which the Division Sale Closing Date occurs.

3. Conditions to Receipt of Severance. The following are conditions to the Employee receiving payments and benefits under this Agreement:

(a)	The Employee must sign and allow to become effective and irrevocable a general release of claims in favor of Intevac (which may include a requirement that the Employee not disparage Intevac, non-solicit provisions and other standard terms and conditions) in a form acceptable to Intevac (the “Release”) and such Release must become effective and irrevocable no later than sixty (60) days following the Division Sale Closing Date (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, or if the Employee does not comply with the terms of the Release, the Employee will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. As additional consideration for executing the Release, if the Release becomes effective by the Release Deadline, the Company will pay the Buyer a lump sum payment of $100 (less payroll deductions and all required withholdings) within sixty (60) days following the Division Sale, subject to the timing restrictions set forth below.[1]

(b)	If the Employee’s entitlement to severance payments and benefits arises as a result of a Buyer Involuntary Termination, the Employee must complete and sign a Certification Notice, in the form attached hereto as Exhibit A, and deliver that completed Certification Notice to Intevac within two (2) business days following the Employee’s date of termination from the Buyer (the “Certification Notice Deadline”). If the completed and executed Certification Notice is not delivered to Intevac by the Certification Notice Deadline, the Employee will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the completed and executed Certification Notice is delivered to the Company.

(c)	For the avoidance of doubt, if a Division Sale occurs and the Employee (A) is offered a position with the Buyer with Comparable Terms effective as of (or promptly following) the Division Sale Closing Date and (B) does not accept such position with the Buyer, then even if the Employee terminates his employment with Intevac as of the Division Sale Closing Date, the Employee will not be eligible to receive any benefits pursuant to Section 2.

(d)	For the further avoidance of doubt, in the event of a Division Sale where the Employee accepts an offer of employment with the Buyer to commence upon or immediately following the Division Sale, any unvested portion of the Employee’s Equity Awards outstanding as of immediately prior to the Division Sale will remain outstanding until the first to occur of:

(i)	the date that is three (3) months and one (1) day following the Division Sale Closing Date,

(ii)	March 2 of the year following the year in which the Division Sale Closing Date occurs, or

(iii)	immediately following the first day that the Employee ceases to be eligible for severance benefits under Section 2 (the first to occur, the “Division Sale Equity Deadline”),

in each case such that any acceleration benefits can be provided if a qualifying termination from the Buyer’s employment under Section 2 occurs following the Division Sale (provided that in no event will any Equity Award remain outstanding beyond the Equity Award’s maximum term or expiration date). If no qualifying termination from the Buyer under Section 2 occurs on or before the Division Sale Equity Deadline, any unvested portion of the Employee’s Equity Awards automatically will be forfeited without having vested. This Agreement will serve as an amendment to any agreements governing the Equity Awards now in existence or hereafter entered into unless specifically excluded therein.

4. Forfeiture / Recovery of Severance. If the Employee becomes eligible to receive benefits under Section 2, and then, within twelve (12) months following the Division Sale Closing Date, the Employee commences (or re-commences, as applicable) employment with the Buyer2, the Employee will cease receiving any further payments or benefits under this Agreement and, to the extent permitted under applicable law, will be required to repay to the Company the full cash value of any payments or benefits he received to date under the Agreement. For purposes of calculating the benefit of the acceleration of Equity Awards, such value will equal the product obtained by multiplying the number of shares subject to the Equity Awards that accelerated, by the closing price per share of the Company’s Common Stock on the date of acceleration, less the exercise price paid (if any).

5. Limitation on Payments in Response to Applicable Tax Law.

5.1. If any payment or benefit the Employee would receive from Intevac under this Agreement or otherwise in connection with a Division Sale or otherwise (a “Payment”) would:

(a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and

(b) thus, but for paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”),

then such Payment shall be adjusted to equal whichever of these amounts:

(x)	the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (the “Reduced Amount”), or

(y)	the entire Payment,

that, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on the after-tax basis, of the greater dollar amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

5.2. If a reduction in a Payment constituting a “parachute payment” to the Reduced Amount is necessary, such reduction shall occur in the following order:

(a)	first, any cash payments shall be reduced in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced);

(b)	next, any equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code shall be reduced (if two or more equity awards are granted on the same date, each equity award will be reduced on a pro-rata basis);

(c)	next, any accelerated vesting of other equity awards shall be reduced in the reverse order of date of grant (i.e., the vesting of the most recently granted equity awards will be reduced first, and if more than one equity award was granted to the Employee on the same date, all such awards will have their acceleration of vesting reduced pro rata); and

(d)	finally, reduction of other employee benefits paid or provided to the Employee in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Employee have any discretion with respect to the ordering of payment reductions.

5.3. The Company or an accounting firm engaged by the Company, as determined in the sole discretion of the Company shall perform the calculations described above (the Company or accounting firm performing such calculations, the “Calculation Team”). The Company shall bear all expenses with respect to the determinations required to be made hereunder.

5.4. If requested, any calculations required to be made hereunder, together with detailed supporting documentation, will be provided to the Employee, and the Company if it is not acting as the Calculation Team, within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered. Any good faith determinations of the Calculation Team made hereunder shall be final, binding and conclusive upon the Employee and the Company.

6.    Additional Timing of Payment Considerations as a Result of Applicable Tax Law.

6.1. As noted above, no severance payments or benefits will be paid or provided before the Release becomes effective or before the Certification Notice, if applicable, has been delivered. Except as may be required under Section 6.2 or Section 7.3 below, any installment payments under Section 2(a) or Section 2(b) or equity vesting under Section 2(d) due to the Employee but delayed as a result of this requirement will be paid or provided as soon as practicable upon or after the effectiveness of the Release or, if later, the delivery of the Certification Notice, if one is required, and in no event will any such payments or benefits be paid or provided later than the later of the Release Deadline and, if applicable, the Certification Notice Deadline. Any remaining installments of severance payments or benefits to which the Employee is entitled will be paid thereafter as provided under this Agreement.

6.2. In the event that:

(a)	the Release Deadline falls in the calendar year following the calendar year in which the Division Sale Closing Date occurs or

(b)	the Certification Notice Deadline is later than the Release Deadline, and the Certification Notice Deadline falls in the calendar year following the calendar year in which the termination from the Buyer occurs, then, in either such event, all severance payments or benefits due to the Employee will be paid or provided on the later of:

(i)	the Release Deadline or the Certification Notice Deadline (if applicable), whichever is later,

(ii)	such time as required by the payment schedule applicable to each severance payment or benefit, or

(iii)	such time as required by Section 7.3;

provided, however, that any acceleration of vesting of stock options and restricted stock will be provided on the Release effectiveness date or, if later and applicable, the date the Certification Notice is delivered. Except as required by Section 7.3, any installment or lump-sum payments or benefits that would have been made to the Employee prior to the Release Deadline or Certification Notice Deadline, as applicable, but for the Release Deadline or Certification Notice Deadline payment requirement of the preceding sentence will be paid to the Employee on the later of the Release Deadline or the Certification Notice Deadline, and the remaining payments, if any, will be made as provided in this Agreement. In no event will the Employee have discretion to determine the taxable year of payment of any severance payment or benefit.

7. Section 409A

7.1. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until the Employee has a “separation from service” from Intevac within the meaning of Section 409A. Similarly, no severance payment or benefit payable to the Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Employee has a “separation from service” from Intevac within the meaning of Section 409A. In no event will the Employee have discretion to determine the taxable year of payment of any Deferred Payments.

7.2. It is intended that none of the payments or benefits that may be provided under this Agreement will constitute Deferred Payments, but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 7.4 below or a payment or benefit resulting from an involuntary separation from service as described in Section 7.5 below.

7.3. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service from Intevac (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Employee’s separation from service from Intevac, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s separation from service from Intevac. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following the Employee’s separation from service from Intevac, but before the six (6) month anniversary of such separation from service, then any payments delayed in accordance with this Section 7.3 will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

7.4. Any amount paid or benefit provided under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of this Agreement.

7.5. Any amount paid or benefit provided under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Deferred Payment for purposes of this Agreement. Any payments or benefits due under Section 2 of this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of the Employee following the Employee’s taxable year in which the Employee’s separation from service from the Company occurs.

7.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Employee under Section 409A. In no event will the Company or the Buyer reimburse the Employee for any taxes that may be imposed on the Employee as a result of Section 409A.

8. Miscellaneous Provisions

8.1. Equity Acknowledgement. In the event the Division sale, or any other transaction immediately after which Intevac remains a going concern, constitutes a “Change in Control” under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) or 2004 Equity Incentive Plan (the “2004 Plan”), Employee acknowledges and agrees that Intevac may, in its discretion and without Employee’s consent, assume or substitute for Employee’s then-outstanding equity awards under such plans in accordance with Section 15(c) of the 2012 Plan and/or Section 13(c) of the 2004 Plan, as applicable, with the Company deemed the “successor corporation” in the relevant transaction for such purposes.

8.2.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal and enforceable consistent with the intent of the parties insofar as Possible.

8.3. Entire Agreement. This Agreement constitutes the entire and exclusive agreement between the Employee and the Company regarding this subject matter, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between the Employee and the Company regarding this subject matter. The Employee and the Company enter into this Agreement without reliance or any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and this Agreement cannot be modified or amended except in writing signed by the Employee and a duly authorized officer of the Company.

8.4. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Employee, the Company and their respective successors, assigns, heirs, executors and administrators, except that the Employee may not assign any of his or her rights or duties hereunder without the written consent of the Company, which shall not be withheld unreasonably. The term “Company” or “Intevac” as used in this Agreement will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable, but will not include the Buyer unless the Buyer has contractually assumed this Agreement from the Company.

8.5. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California (with the exception of its conflict of laws provisions) as applied to contracts made and to be performed entirely within California.

8.6. Notice. Notices and all other communications contemplated by this Agreement will be in writing. Notices to the Employee will be sent to the e-mail address or addressed to the Employee at the home address, in either case which the Employee most recently communicated to the Company in writing. Notices to the Company must be delivered to the Vice President, Global Human Resources of the Company and notices to the Buyer must be delivered to the Buyer’s legal or human resource departments.

8.7. Breach. Employee acknowledges and agrees that any breach by Employee of this Agreement, or of any provision of the Release (once effective), shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year indicated below.

Date: March 2, 2018	/s/ Timothy Justyn
Timothy Justyn

/s/ Kimberly Burk
Kimberly Burk

Senior Vice President of Global Human Resources

EXHIBIT A

CERTIFICATION NOTICE

I, [NAME], hereby certify that my employment with the Buyer (as such term is defined in the Division Sale Agreement with Intevac, Inc. dated [DATE] (the “Division Sale Agreement”) terminated effective as of the following date:                                     , and further, such termination was (please check one):

                     for reasons other than for Cause (as such term is defined in the Division Sale Agreement) and was not by reason of my disability; or

                     for Good Reason (as such term is defined in the Division Sale Agreement), in which case I certify that I provided the Buyer with notice and an opportunity to cure as required by the terms of the Division Sale Agreement.

I understand that if I re-commence employment with the Buyer within twelve (12) months following the Division Sale Closing Date (as such term is defined in the Division Sale Agreement), I will not receive any additional benefits under the Division Sale Agreement and will be required to repay to the Company the full cash value of any payments or benefits I received under the Division Sale Agreement, to the extent permitted by applicable law.

Date: